EXHIBIT 2.2


                               FIRST AMENDMENT TO
                            ASSET PURCHASE AGREEMENT


         THIS FIRST AMENDMENT TO ASSET PURCHASE AGREEMENT (the "FIRST AMENDMENT") is made as of this 10th day of November, 1997, by and among Cellular Communications Corp., an Illinois corporation ("CCC"), Areawide Cellular Inc., an Illinois corporation ("AREAWIDE"), Area Plus Paging, Inc., an Illinois corporation ("AREA PLUS"), and Acel, Inc., an Illinois corporation ("ACEL"), (CCC, Areawide, Area Plus and Acel individually, a "SELLER", and collectively, the "SELLERS"), each of James Sharpe ("SHARPE") and Lance M. Chody ("CHODY") (Sharpe and Chody individually, a "SHAREHOLDER", and collectively, "SHAREHOLDERS"), and Source One Wireless, L.L.C., a limited liability company formed under the laws of Delaware (the "FORMER BUYER"), Source One Wireless, Inc., an Illinois corporation (the "PARENT"), and Source One Wireless I, L.L.C., a limited liability company formed under the laws of Delaware (the "NEW BUYER"). All terms not otherwise defined herein shall have the meanings ascribed to them in the Agreement (as defined below).

                                    RECITALS

         A. Except for Acel and the New Buyer, the parties to this First Amendment entered into that certain Asset Purchase Agreement, dated as of the 30th day of September, 1997 (the "AGREEMENT").

         B. The parties to the Agreement now wish to amend the Agreement to, among other things, include Acel and the New Buyer as parties to the Agreement.

         C. Acel is owned entirely by the Shareholders and will derive substantial benefit from being added to the Agreement.

         D. The New Buyer is an affiliate of Parent and the Former Buyer and will derive substantial benefit from being added to the Agreement.

         E. Acel currently holds rights as tenant to certain leasehold interests related to the Business which are to be transferred as part of the Agreement.

         F. The parties also wish to amend the Agreement to ratify the extension of the Closing Date, amend certain terms and conditions with respect to Purchase Price adjustments, and to add certain provisions related to procuring consents to transferring leasehold interests.

                                    AGREEMENT

NOW THEREFORE, in consideration of the foregoing recitals, which are hereby incorporated herein, and the mutual promises herein contained, the parties hereby agree as follows:

8. As of the date hereof, Sellers have advised Former Buyer, New Buyer and Parent that: (i) Sellers are currently prepared to fully perform the obligations and duties of Sellers under the Agreement, and Former Buyer, New Buyer and Parent are aware of no facts contrary to such statement, and (ii) Sellers are ready, willing and able to make all deliveries


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         required of Sellers for the Closing. Sellers have agreed to extend the
         Closing Date on the terms and conditions set forth in the First Amendment. Sellers and each of Former Buyer, New Buyer and Parent acknowledge and agree that each shall remain obligated to fulfill their respective obligations and the terms of the Agreement, as amended, at Closing.

1.       The Agreement is amended to include Acel as a "Seller".

2. Acel agrees to be bound by the terms of the Agreement, as though Acel had entered into the Agreement as a Seller on September 30, 1997, and discharge all duties and obligations that the Agreement imposes upon Sellers.

3. Acel specifically affirms all representations and warranties made or given by Sellers in the Agreement, including, without limitation, the representations and warranties contained in Article 3 of the Agreement.

4. The Agreement is amended to substitute the New Buyer as the "Buyer" in place of the Former Buyer, with the Former Buyer being discharged and relieved of all obligations and liabilities attendant and appurtenant to the Former Buyer's prior status as "Buyer" under the Agreement.

5. The New Buyer agrees to be bound by the terms of the Agreement, as though the New Buyer had entered into the Agreement as the "Buyer" on September 30, 1997, and discharge all duties and obligations that the Agreement imposes upon the Buyer.

6. The New Buyer specifically affirms all representations and warranties made or given by the Former Buyer in the Agreement, including, without limitation, the representations and warranties contained in Article 4 of the Agreement.

7. The Parent expressly recognizes its liability for any and all obligations imposed on the New Buyer in the Agreement.

8. The Former Buyer agrees that it shall be jointly and severally liable with the Parent for any and all obligations imposed on the Parent in the Agreement.

9. Section 1.1(b) of the Agreement shall be amended to include the following additional provision, which is to be added at the end of the existing 1.1(b) provisions:

"provided that, notwithstanding the foregoing or anything stated in this Agreement to the contrary, (i) to the extent that any leasehold interest listed on Exhibit 1.1(b)A for which assignment to Buyer is provided for herein is not assignable without the consent of another party, this Agreement shall not constitute an assignment or an attempted assignment thereof if such assignment or attempted assignment would constitute a breach of such a leasehold interest,
(ii) Sellers and Shareholders agree to use their reasonable best efforts to obtain the consent of such other party to the assignment of any such leasehold interest to Buyer in all cases in which such consent is or may be required for such assignment, and (iii) if any such consent shall not be obtained prior to Closing, Shareholders and Sellers agree to cooperate with Buyer, at no expense to Shareholders or Sellers, in Buyer's efforts to obtain such consent." The previous sentence notwithstanding, Sellers affirm that as of the date hereof Sellers have not procured consents from


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the trustees for the applicable land trusts for the properties located at 1105
Remington Road in Schaumburg, 803 S. Route 59 in Bartlett, 3612 North Western Avenue in Chicago, and 361 N. LaGrange Road in Frankfort and Sellers shall use their best efforts at their sole expense to promptly procure such consents and Sellers and/or Shareholders shall, jointly and severally, indemnify New Buyer, Former Buyer and Parent from any and all liability arising from the failure of the Sellers to procure such consents.

10.      Section 1.4 of the Agreement shall be replaced with the following:

Earnest Money Escrow. Concurrently with the execution of this Agreement, the Buyer has deposited into an interest bearing escrow account with First American Title and Trust ("ESCROW AGENT"), the sum of One Hundred Thousand Dollars ($100,000.00) as earnest money. The Buyer has elected to deposit with the Escrow Agent an additional Four Hundred Thousand Dollars ($400,000.00) as earnest money, which will have the effect of extending the Closing Date to no later than 5:00 p.m. Chicago time, December 1, 1997. On November 12, 1997, all amounts held in escrow will be released to the Sellers and such amount shall be applied to the Purchase Price. In the event this Agreement is terminated prior to Closing for any reason other than Buyer's breach of this Agreement or the surviving provisions contained in that letter of intent between the parties hereto dated July 18, 1997, as amended (a "BUYER BREACH"), the earnest money amount paid to the Sellers will immediately be refunded to the Buyer by the Sellers, together with all interest accrued thereon. In the event of a Buyer Breach, Sellers shall retain such earnest money amounts and shall be entitled to enforce its rights in accordance with Section 5.7.

11. Subsections 2.2(d). 2.2(e) and 2.2(f) shall be added to Section 2.2 of the Agreement as follows:

(d) Sellers acknowledge that they will not provide by the Closing a consent to assignment of the lease for that certain property located at 1001 West North Avenue, Chicago, Illinois, the landlord of which is identified in Schedule 5.3(c) as the Weedstreet II Limited Partnership lessor, and Sellers affirm that if such consent is not obtained within ninety (90) days of Closing the Purchase Price shall be adjusted pursuant to the formula stipulated in Schedule 5.3(c);

(e) If Buyer has not paid to Sellers the balance of the Purchase Price on or before 5:00 p.m., Chicago time, November 17, 1997, the Purchase Price shall be increased by One Hundred Twenty Five Thousand Dollars ($125,000), subject to the Purchase Price Adjustments in subsection (c) above. If Buyer has not paid to Sellers the balance of the Purchase Price on or before 5:00 p.m., Chicago time, November 24, 1997, the Purchase Price shall be increased by an additional One Hundred Twenty Five Thousand Dollars ($125,000), subject to the Purchase Price Adjustments in subsection (c) above.

(f) Buyer shall give notice to Sellers as promptly as practicable of the time and manner of Buyer's remission of the balance of the Purchase Price.

12. Section 2.3(a) shall delete "held by the Escrow Agent (which shall be disbursed to Sellers by the Escrow Agent at the Closing)".

13. The first sentence of Section 5.1 of the of the Agreement shall be amended as follows:


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The consummation of the purchase and sale of the Purchased Assets and the related transactions and deliveries herein provided for ("CLOSING") shall begin November 13, 1997, and continue thereafter until the earlier of (i) the payment of the Purchase Price as adjusted hereunder or (ii) 5:00 pm Chicago time, December 1, 1997 ("CLOSING DATE"), at the offices of Buyer's attorneys, Sachnoff & Weaver, Ltd., located at 30 South Wacker Drive, 29th floor, Chicago, Illinois 60606, or at such other time or place as the parties mutually agree.

14.      Section 9.6 of the Agreement shall be replaced as follows:

Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement. It is the intent and desire of the parties that the full exchange of signatures by facsimile for all documents required hereunder shall bind the parties for all purposes hereunder. The validity of any document signed by facsimile and delivered hereunder shall not be affected in the event that the delivery of such document occurs after the officers or agents whose signatures appear on such document, or any of them, are no longer serving as officers or agents by reason of death or for any other cause. The parties further intend that such facsimile signatures shall be a legal writing for all purposes hereunder.

15. Except as expressly provided herein, nothing in this First Amendment shall be deemed to waive or modify any of the provisions of the Agreement. In the event of any conflict between the Agreement and this First Amendment, the document later in time shall prevail.


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


         IN WITNESS WHEREOF, the parties hereto have executed this First Amendment as of the date written above.

THE SELLERS:

CELLULAR COMMUNICATIONS CORP.

By: /s/ Lance Chody
    ---------------
Name: Lance Chody
Title: President


AREAWIDE CELLULAR INC.

By: /s/ James Sharpe
    ----------------
Name: James Sharpe
Title: President


AREA PLUS PAGING INC.

By: /s/ James Sharpe
    ----------------
Name: James Sharpe
Title: President


ACEL, INC.

By: /s/ James Sharpe
    ----------------
Name: James Sharpe
Title: President


THE SHAREHOLDERS:


/s/ Jim Sharpe
    ----------
Jim Sharpe

/s/ Lance Chody
    -----------
Lance Chody


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THE FORMER BUYER:

SOURCE ONE WIRELESS, L.L.C.

By: /s/ Dov Trop
    ------------
Name: Dov Trop
Title: President


THE PARENT:

SOURCE ONE WIRELESS, INC.

By: /s/ Dov Trop
    ------------
Name: Dov Trop
Title: President


THE NEW BUYER:

SOURCE ONE WIRELESS I, L.L.C.

By: /s/ Dov Trop
    ------------
Name: Dov Trop
Title: President


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